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                                                                       Exhibit 6

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                     AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE

                            PREFERRED STOCK, SERIES C

                                       OF

                               SELVAC CORPORATION

         Selvac Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held on May 13, 1996, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of ten thousand (10,000) shares of 5% Cumulative Convertible Preferred Stock, Series C, of the Company, as follows:

         RESOLVED, that the Company is authorized to issue 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series C, $10 par value (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

                  (1) Dividends. The holders of the Preferred Shares shall be entitled to a cash dividend of five percent (5%) per annum of the Stated Value (as defined below), on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Preferred Shares and shall be payable quarterly commencing August 31, 1996, through and including the date on which the Preferred Shares are no longer outstanding.

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                  (2) Conversion of Preferred Shares. The holders of the
         Preferred Shares shall have the right, at their option, to convert the Preferred Shares into shares of Common Stock on the following terms and conditions:

                           (a) Conversion Right. Each Preferred Share shall be convertible, at any time after the earlier of (i) the ninetieth (90th) day following the date of issuance or (ii) the date the Registration Statement (the "Registration Statement"), which the Company is required to file pursuant to Section 2(a) of the Registration Rights Agreement of even date herewith by and among the Company and the investor named therein (the "Registration Rights Agreement"), is declared effective (the "Effective Date") by the U.S. Securities and Exchange Commission (the "SEC"), into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock, at the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided; provided, however, that in no event shall any holder be entitled to convert Preferred Shares if, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be aggregated with such holder for purposes of calculating beneficial ownership in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("Sections 13(d) and 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "Related Persons"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). Each Preferred Share shall have a value of One Thousand Dollars ($1,000) (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.01 par value, as such stock exists immediately after the issuance of the Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

                           (b) Conversion Price. The Conversion Price shall be the lesser of (i) eighty percent (80%) (the "Conversion Percentage") of the Average Market Price (as defined below) for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of the Conversion Notice (as defined below), subject to adjustment as provided herein, or (ii) $7.50 (the "Fixed Conversion Price"); provided, however, that in no event shall the Conversion Price be less am $3.00 (the "Floor Price").

                           (c) Adjustment to Conversion Percentage. If the Effective Date has not occurred within ninety (90) days after the date of issuance of the Preferred Shares, or if, after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement by reason of stop order, the Company's failure to update the Registration Statement in accordance with the rules and regulations of the SEC or otherwise, or if the Common Stock is not listed or included for quotation on the National Market of the National Association of Securities Dealers Automated Quotation

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         System ("NASDAQ-NM"), the New York Stock Exchange (the "NYSE"), the
         American Stock Exchange (the "AMEX"), or the NASDAQ SmallCap Market

         ("NASDAQ SmallCap") then, as partial relief for the damages to the holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Percentage shall be reduced by a number of percentage points equal to the Discount Amount (as hereinafter defined) multiplied by the sum of (i) the number of months (prorated for partial months) after the end of such 90 day period and prior to the date the Registration Statement is declared effective by the SEC; (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) after the Registration Statement has been declared effective; and (iii) the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, or NASDAQ SmallCap after the Registration Statement has been declared effective. The "Discount Amount" for the first month during which adjustment is required pursuant to this Section shaft be one and one-half (1 1/2); for the second month, two (2); and for the third month and each month thereafter, three (3). (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the end of such 90 day period, the Conversion Percentage would be 77.5% until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage would then be 72%.) If the holder converts Preferred Shares into Common Stock and an adjustment to the Conversion Percentage is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Company shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Average Market Price of the Common Stock obtained upon conversion of such Preferred Shares for the five (5) trading days ending one (1) trading day prior to the date of conversion multiplied by a fraction, the numerator of which shall be the applicable Discount Amount and the denominator of which shall be one hundred (100), multiplied by the number of months (prorated for partial months) for which an adjustment was required. Such amount may be paid at the Company's option in cash or Common Stock ("Damage Shares") whose value is based on the Average Market Price of the Common Stock for the period of five (5) consecutive trading days ending on the date of the sale of such Common Stock; provided, however, that any amounts due as to that period during which the shares are not traded or included for quotation on the NASDAQ-NM, NYSE, AMEX or NASDAQ SmallCap shall be paid in cash only; provided, further, however, that in no event shall shares be issued hereunder if, after giving effect to such issuance, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this second proviso. (For example, if the Conversion Percentage was 77.5% at the time of conversion of $1,000,000 in Stated Value of Preferred Shares (such that the Preferred Shares were converted into Common Stock having an Average Market Price for the applicable period in aggregate


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         of $1,290,322.50) and subsequent to conversion there was a further two
         (2) month delay in the Registration Statement's being declared effective, and such Common Stock was sold at the end of such two (2) month period, the Company would pay to the holder $70,967.74 in cash or Damage Shares.)

                  "Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the NASDAQ SmallCap, or, if the NASDAQ SmallCap is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split, or other similar transaction during such period or between the end of such period and the date of conversion or dividend payment, as applicable).

                           (d) Conversion Notice. On presentation and surrender to the Company (or at any office or agency maintained for the transfer of the Preferred Shares) of the certificates of Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank (a "Conversion Notice"), the holder of such Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

                           (e) Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Preferred Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such Preferred Share would have been entitled upon such Major Transaction had the holder of such Preferred Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; provided, however, that the Company shall give the holders of the Preferred Shares written notice of any Major Transaction promptly upon the execution of any agreement whether or not binding in connection therewith (including without limitation a letter of intent or agreement in principle) and in no event shall a Major Transaction be consummated prior to forty-five (45) days after such notice.

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                           (f) Fractional Shares, The Company shall not issue
         any fraction of a share of Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

                           (g) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

                           (h) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Preferred Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

                  (3) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law and by Section 6 hereof.

                  (4) Redemption. The Company waives all redemption rights with respect to the Preferred Shares.

                  (5) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

                  (6) Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

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         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by James Leonard, its President this 15th day of May 1996.

                                                     SELVAC CORPORATION

                                                     By: /s/ James Leonard
                                                        ------------------
                                                              President

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